Exhibit 6.8

 ___________________________________________________

American Radiosurgery, Inc & Global Cancer Technology, Inc

Technology License Agreement

Prepared: October 1, 2017

Private and Confidential

TECHNOLOGY LICENSE AGREEMENT

the following shall constitute an Exclusive Technology License Agreement (hereafter referred to as the “Agreement”) between AMERICAN RADIOSURGERY, INC. whose address is 16776 Bernardo Center Dr. Suite 203, San Diego, CA 92128 USA and Global Cancer Technology, Inc., whose address is 16776 Bernardo Center Dr. Suite 203 San Diego, CA 92128 henceforth referred to as the “licensee”. By execution of this Agreement, Global Cancer Technology, Inc. agrees and accepts all terms, conditions, obligations, duties and Exhibits as set forth herein.

Effective date:

This Agreement shall commence on the signing of this agreement by both parties and provided that the Licensee conforms to all conditions, obligations, and duties, as set forth herein, and in the Exhibits. the Licensee’s performance shall meet or exceed the sales quota(s) as outlined in Exhibit “F” (attached) all of which are made a part of this Agreement.

1.	Products

1.1	The Products covered by this Agreement shall be limited to AMERICAN RADIOSURGERY, Inc.’s line of products, currently the Rotating Gamma System (RGS) Vertex360TM and the RGS OrbiterTM.

2.	Appointment

2.1	Appointment of the Licensee is made by AMERICAN RADIOSURGERY, INC. based on his/her representation of knowledge, experience, background, expertise, and reputation of total customer satisfaction in similar capital equipment products in the territory where coverage will occur.

2.2	The Licensee hereby accepts its appointment by AMERICAN RADIOSURGERY, INC. for the territory according to Exhibit “G.” T

3.	Legal Relationship

Licensee is an independent contractor and the relationship between AMERICAN RADIOSURGERY, INC. and the Licensee is that of supplier and independent sales Licensee, respectively. Nothing herein is intended or shall or is construed to authorize the Licensee to act as an agent for AMERICAN RADIOSURGERY, INC., to create or assume any liabilities or obligations of any kind for or on behalf of AMERICAN RADIOSURGERY, INC. the Licensee is not an agent of AMERICAN RADIOSURGERY, INC. for any purpose other than those conditions set forth in this agreement.

4.	Obligations of the Licensee

the Licensee’s responsibilities to AMERICAN RADIOSURGERY, INC. during the term of this Agreement shall be to:

4.1	Use his/her best efforts, in a most professional and businesslike manner to secure all possible business for AMERICAN RADIOSURGERY, INC. in the territory. Conform to and comply always with all State and Federal laws, Food and Drug Administration (FDA) regulations, and proper/good business practices whenever representing the Products of AMERICAN RADIOSURGERY, INC.

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4.2	Always use AMERICAN RADIOSURGERY, Inc.’s current domestic or export published list prices. All sales orders for the Products from AMERICAN RADIOSURGERY, INC. are to be written on the purchase/sales agreement form provided by AMERICAN RADIOSURGERY, INC. unless purchaser issues a formal purchase order directly to AMERICAN RADIOSURGERY, INC. All purchases/sales are to be accompanied by a minimum deposit of not less than 25% of the sales price, unless specifically approved by AMERICAN RADIOSURGERY, Inc.’s Vice President of Sales.

4.3	Discounts influence the commission earned according to Exhibit “E.”

4.4	Meet or exceed the sales quota (s) listed in Exhibit “F” which through execution of this Agreement have/have been agreed to, by both parties.

4.5	Not make any representation regarding any Products of AMERICAN RADIOSURGERY, INC. other than those representations in accordance with FDA regulations and/or made by AMERICAN RADIOSURGERY, INC. in its literature and specifications as related to its Products.

4.6	Provide complete and thorough installation and in-service instruction on all Products of AMERICAN RADIOSURGERY, INC. sold in the territory (or when required to do so for any pre-existing Products of AMERICAN RADIOSURGERY, INC. previously sold in the territory) to meet customers’ expectations, and to conform to AMERICAN RADIOSURGERY, INC. Procedure. the Licensee is expected to provide all warranty work and warranty parts will be supplied free of charge by AMERICAN RADIOSURGERY, INC. the Licensee will be allowed to sell its own warranty policy to the customer and AMERICAN RADIOSURGERY, INC. will sell the Licensee’s parts at is published price. Additionally, proper handling, maintenance and operation instruction for AMERICAN RADIOSURGERY, INC. products shall be given to all customers in the territory from time to time and on customers’ demand. If AMERICAN RADIOSURGERY, INC. receives an order from the Licensee, it will hold a technician-training workshop in Chicago, Illinois or Anaheim, California or Debrecen, Hungary to train all technical agents.

4.7	Provide to AMERICAN RADIOSURGERY, INC. sales forecast reports for the territory (i.e. 30-day hot sheet, 90 days rolling forecasts, six-month pipeline sheet.) This paperwork must be submitted to AMERICAN RADIOSURGERY, INC. sales management within twelve (12) working days of the close of each month. All sales forecasts mentioned in 4.6 must be composed and submitted on AMERICAN RADIOSURGERY, INC. standardized forms that will be provided.

4.8	Be responsible for, properly maintain, control and if necessary, have repaired by AMERICAN RADIOSURGERY, INC. all Products and accessories which AMERICAN RADIOSURGERY, INC. provides for demonstration loan purposes in the Licensee territory. This includes accessories and demonstration software. Periodically, AMERICAN RADIOSURGERY, INC. will provide a status or Inventory Report on the Products for demonstration sent to the Licensee. these reports may include such information as dollar value, quantity, location, and condition of Products and accessories. the Licensee should examine this Report as soon as it is received. If the Licensee does not notify AMERICAN RADIOSURGERY, INC. in writing within one (1) week, after receiving this Report of any discrepancies or disagreement with respect to the information in this Report, then the Report will be considered accurate and conclusive between the Licensee and AMERICAN RADIOSURGERY, INC.

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4.9	Title for all Products and accessories that AMERICAN RADIOSURGERY, INC. provides to the Licensee for any demonstration, convention, loaner, field service response, or any other purpose shall not be transferred to any organization, company, or person, but rather always remain the property of AMERICAN RADIOSURGERY, INC. All Products which AMERICAN RADIOSURGERY, INC. provides to the Licensee shall be used only for the benefit of securing sales for the Products of AMERICAN RADIOSURGERY, INC. or field service during the term of this Agreement, and shall be returned within twelve (12) business days to AMERICAN RADIOSURGERY, INC. on demand or upon the termination of this Agreement, for any reason. Demonstration Product (s) and accessories in the Licensee’s possession at the time of termination, and any other AMERICAN RADIOSURGERY, INC. property provided to the Licensee, are referred to here collectively as “AMERICAN RADIOSURGERY, Inc.’s Property.” the damage, which AMERICAN RADIOSURGERY, INC. would sustain because of the Licensee’s failure to return AMERICAN RADIOSURGERY, INC. Property within twelve (12) days upon scientific termination, would be impracticable or extremely difficult to determine. Accordingly, the Licensee agrees to that if he/she fails to return any such AMERICAN RADIOSURGERY, INC. Property within these two (2) business days, that the Licensee will reimburse AMERICAN RADIOSURGERY, INC. for his/her continued possession and/or use of such AMERICAN RADIOSURGERY, INC. Property at the rate of one and a half percent (1 1/2% )per month of the published list price or fair market value at the time of termination of this Agreement. the accounting department at AMERICAN RADIOSURGERY, INC. at its reasonable discretion will determine such value.

4.10	Give reasonable representation and sales efforts to the Products of AMERICAN RADIOSURGERY, INC. at all conventions or meetings where the Licensee is in attendance. the Licensee shall attend all local and, on AMERICAN RADIOSURGERY, Inc.’s request, conventions and meetings within his/her territory that are considered important for the Products of AMERICAN RADIOSURGERY, INC., and mutually agreed to by the Licensee and AMERICAN RADIOSURGERY, INC. All costs associated with exhibiting at such local conventions or meetings are to be paid by the Licensee, except as agreed through prior discussion and in writing with AMERICAN RADIOSURGERY, INC.

4.11	Agrees not to represent directly or indirectly any other manufacturer or products that would compete either directly or indirectly with the Products of AMERICAN RADIOSURGERY, INC. that the Licensee will be handling throughout the duration of this Agreement. Additional product representation requires the approval of AMERICAN RADIOSURGERY, INC. Products specifically prohibited by Licensee for representation are listed as appendix I.

4.12	Not engage in any illegal or unlawful acts in selling or the Licensee of AMERICAN RADIOSURGERY, INC. Products, including but not limited to, violations of State or Federal antitrust laws or regulations.

4.13	Keep AMERICAN RADIOSURGERY, INC. informed and aware of all competitive situations in the Licensee’s territory, providing such information in writing or by facsimile.

4.14	Disclose and assign to AMERICAN RADIOSURGERY, INC. all the Licensee’s rights, title, and interest in any ideas, discovery, improvements, marketing concepts, or strategies relating to any Product (s) of AMERICAN RADIOSURGERY, INC. developed or learned by the Licensee while representing the Products of AMERICAN RADIOSURGERY, INC.

4.15	Protect all AMERICAN RADIOSURGERY, INC. trademarks, and take no action, which might invalidate any of AMERICAN RADIOSURGERY, Inc.’s trademarks or patents.

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4.16	Understand that during this Agreement the Licensee may be exposed to material (s) and information, which are confidential or proprietary to AMERICAN RADIOSURGERY, INC. Such information will include but will not be limited to all AMERICAN RADIOSURGERY, INC. materials and data, documents, customer lists, sales leads, technical specifications, and electronically stored data. All such materials and information, whether tangible or intangible, made available, disclosed, or otherwise known to the Licensee because of services performed under this Agreement, shall be used by the Licensee only for the benefit of securing sales, in the given territory, of the Products of AMERICAN RADIOSURGERY, INC. during the term of this Agreement, and shall not be disclosed to others except with AMERICAN RADIOSURGERY, Inc.’s prior written approval. This obligation of confidentiality shall survive the termination of this Agreement. Upon termination, the Licensee shall return to AMERICAN RADIOSURGERY, INC. within twelve (12) business days, without retaining any copies, all AMERICAN RADIOSURGERY, INC. materials and data, documents, customer lists, sales leads, technical specifications, electronically stored data, and brochures which the Licensee may then have had in his/her possession because of services provided under this Agreement.

5.	Obligations of AMERICAN RADIOSURGERY, INC.

During the term of this Agreement, AMERICAN RADIOSURGERY, Inc.’s obligations to the Licensee shall be to:

5.1	Provide a supply of catalogs and literature of the Products of AMERICAN RADIOSURGERY, INC. covered under this Agreement, along with advertising, and national convention participation as AMERICAN RADIOSURGERY, INC., in its sole discretion deems reasonably necessary to enhance the Licensee’s sales efforts and effectiveness.

5.2	Endeavor to keep the Licensee informed of promotional activities, Product updates, and policies of AMERICAN RADIOSURGERY, INC.

5.3	Refer all inquiries and leads regarding the Products from the territory to the Licensee, except for inquiries from OEM contract partners (Exhibit “A”), National Accounts, and agencies of the government of the United States or of foreign governments to which AMERICAN RADIOSURGERY, INC. has the right to sell direct (Exhibit “B”).

5.4	Provide technical training to the Licensee’s technicians. If there is an order received from the Licensee, AMERICAN RADIOSURGERY, INC. will hold a training seminar for the Licensee’s technicians in Chicago, Illinois or Anaheim, California or Debrecen, Hungary. there will be no charge for this training; however, the Licensee will pay for all transportation and living expenses for its technicians. AMERICAN RADIOSURGERY, INC. will provide pertinent sales and technical information to the Licensee on all the Products covered under this Agreement, as AMERICAN RADIOSURGERY, INC. in its sole discretion deems reasonably necessary, for the mutual benefit of the Licensee and AMERICAN RADIOSURGERY, INC., so to assure that the Licensee may successfully perform all necessary sales and support functions in the territory to achieve or exceed the sales quota (s).

5.5	Make available where practical on a limited basis, those Products of AMERICAN RADIOSURGERY, INC., which are covered under this Agreement, and that are practical for the Licensee to demonstrate to potential customers in the field with minimal or no technical assistance. All accessories placed with the Licensee for demonstration or other purpose shall remain the property of AMERICAN RADIOSURGERY, INC. and shall be returned to AMERICAN RADIOSURGERY, INC. within twelve (12) business days from the time the demand is made or the termination of this Agreement occurs and must always be kept in good working order and appearance.

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5.6	Always attempt to make available within thirty (30) days, insofar as is practical, the Products of AMERICAN RADIOSURGERY, INC. in quantities sufficient to meet the Licensee’s sales requirements; however, because of the ever-evolving medical market new Products, updates, or accessories may take longer from the time they are announced. Furthermore, AMERICAN RADIOSURGERY, INC. shall not be responsible for delays due to labor problems, transportation difficulties, government regulations, inability to obtain raw materials in a timely manner, and/or other circumstances beyond the control of AMERICAN RADIOSURGERY, INC

5.7	AMERICAN RADIOSURGERY, INC. indemnifies the Licensee from all legal actions arising from third party disputes of intellectual ownership and rights of AMERICAN RADIOSURGERY, Inc.’s products.

6.	Payments between Parties

In exchange for sales of AMERICAN RADIOSURGERY, INC. Products made directly by the Licensee during the term of the Agreement which are sold and shipped from AMERICAN RADIOSURGERY, Inc.’s inventory and which are delivered, installed, and maintained in the Licensee’s territory as listed in Exhibit “G” of this Agreement, AMERICAN RADIOSURGERY, INC. agrees to pay the Licensee a jointly negotiated reimbursement for technology expenses.

6.1	Discounts, which will cause a reduction in commission earnings for the Licensee, shall be defined in Exhibit “E.”

6.2	National Accounts Commission for sales to National Accounts are according to Exhibit “B.”

7.	Termination

7.1	Early termination of this Agreement shall result for “Cause” if any one, or more, or combination thereof of the points specified in Paragraphs 7.1.1 through 7.1.4 as follows and Section 10 occur(s). Termination “Without Cause” shall result if the condition as set forth in Paragraph 7.2 occurs. Termination for any reason shall not discharge any of the terms of Confidentiality of this Agreement as set forth in Section 4, Paragraph 4.16, of this Agreement.

7.1.1	This Agreement may be terminated upon thirty (30) days’ notice by AMERICAN RADIOSURGERY, INC. if the Licensee fails to meet the quota (s) as set forth in Exhibit A. which is attached and is a part of this Agreement.

7.1.2	This Agreement may be terminated upon thirty (30) days’ notice by either party, AMERICAN RADIOSURGERY, INC. or the Licensee, if the other party files a voluntary petition for bankruptcy, has its affairs placed in the hands of a receiver, enters a composition for the benefit of creditors, or is insolvent.

7.1.3	Should either party, AMERICAN RADIOSURGERY, INC. or the Licensee, be in material breach of any of the terms of this Agreement, the other party may terminate this Agreement by giving written notice of, or an opportunity to the party in breach of this Agreement to cure such breach. If the breach is not cured within thirty (30) days of the date of such notice, this Agreement may be terminated immediately.

7.1.4	AMERICAN RADIOSURGERY, INC. may terminate this Agreement upon ten (10) days’ notice if it determines that the Licensee is representing either directly or indirectly a competing line of products to those Products of AMERICAN RADIOSURGERY, INC., which this Agreement covers.

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7.2	Either party, AMERICAN RADIOSURGERY, INC. or the Licensee, may terminate this Agreement “Without Cause” by giving notice to the other party thirty (30) days prior to the effective date of termination. If AMERICAN RADIOSURGERY, INC. terminates this Agreement early and “Without Cause,” it shall honor all firm orders placed by the Licensee and acceptable to AMERICAN RADIOSURGERY, INC. under its standard terms and conditions of sales during the sixty (60) day period immediately following the notice of termination.

7.2.1	Manufacturers Licensee will not represent any competitive device for a period of 1 year following the voluntary or involuntary termination of this agreement.

8.	Obligations upon Termination

Upon termination of this Agreement for any reason, including but not limited to termination due to fulfillment of this Agreement which would occur on one year from the initial signing date, or for “Cause,” or “Without Cause,” the Licensee will return to AMERICAN RADIOSURGERY, INC. within twelve (12) business days any inventory of demonstration Products of AMERICAN RADIOSURGERY, INC. supplied to the Licensee. Additionally, all other items supplied to the Licensee which are property of AMERICAN RADIOSURGERY, INC. and covered in Paragraph 4.16 and Paragraph 5.5 of this Agreement shall be returned to AMERICAN RADIOSURGERY, INC. within twelve (12) business days.

9.	Complete Agreement

This Agreement and any or all Exhibits attached and initialed by both parties, AMERICAN RADIOSURGERY, INC. and the Licensee, constitutes the entire Agreement/Contract between AMERICAN RADIOSURGERY, INC. and the Licensee, and supersedes and cancels all previous agreements/contracts, arrangements, or understandings that may have existed, been implied, or may exist between the two parties. No changes or modifications to this Agreement shall be made or become binding on either party unless made in writing and signed by both parties, AMERICAN RADIOSURGERY, INC. and the Licensee.

10.	Assignment

This Agreement shall not be transferred or assigned by the Licensee, of any breach of this Agreement or of any right(s) under this Agreement shall not be deemed a waiver of any other breach or right under this Agreement.

11.	Severability

If any portion of this Agreement is held by a Court with competent jurisdiction to be void or unenforceable the remaining provisions shall remain valid and enforceable.

12.	Expenses

All expenses associated with the selling of the Products are to be paid by the Licensee

13.	Governing Law

the United Nations Convention on Contracts for the International Sale of Goods shall not be applicable to this Agreement; this Agreement shall be interpreted and construed in accordance with the laws of the State of California. the parties shall try to resolve any dispute that arises over this Agreement as follows. the parties shall meet to resolve any dispute amicably. If the immediate managers are unable to resolve the dispute within 30 days of the notice of the dispute, the presidents of each company shall meet to try to resolve the dispute. If the presidents are unable to resolve the dispute within 60 days after the date of the dispute notice, the dispute shall be submitted for non-binding mediation in San Diego, California under the rules of the American Arbitration Association. Each party shall be responsible for half of the expenses of the mediator. If mediation does not resolve the dispute, the dispute shall be settled by binding arbitration in San Diego, California under the rules of the American Arbitration Association. No discovery shall be permitted unless the arbitrator or arbitrators otherwise allows. the arbitrator or arbitrators shall provide a written award explaining the decision. the arbitrator or arbitrators shall not have any right to refuse to enforce any term of this Agreement or to add any provision not contained the Agreement. the arbitration award may award reasonable attorneys’ fees to the prevailing party and shall be enforced in any court with jurisdiction. these PARTIES ACKNOWLEDGE THAT THIS AGREEMENT TO ARBITRATE DISPUTES WAIVES the RIGHT TO A TRIAL BY JURY OR COURT OR TO HAVE DISCOVERY UNDER COURT RULES.

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SIGNATURES

IN WITNESS WHEREOF the Parties hereto acknowledge that they have read the above, are in full agreement to all terms and conditions, and have caused this Agreement to be duly executed in duplicate as of the date first above written.

All exhibits are an integral part of this agreement. This agreement supersedes all previous written, verbal or implied agreements.

AMERICAN RADIOSURGERY, INC.	Global Cancer Technology, Inc.

the Licensee

By: /s/ John Clark	/s/ John Clark

Name: John Clark	Name: John Clark
Title: Chairmand & CEO	Title: Chairmand & CEO
Date: October 1, 2017	Date: October 1, 2017

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Exhibits:

A:	AMERICAN RADIOSURGERY, Inc.’s OEM Contracts. This Exhibit may be updated from time to time by AMERICAN RADIOSURGERY, INC.

B:	List of AMERICAN RADIOSURGERY, Inc.’s National Accounts. This Exhibit may be updated from time to time by AMERICAN RADIOSURGERY, INC.

C:	Products List. This Exhibit may be updated from time to time by AMERICAN RADIOSURGERY, INC.

D:	Price Schedule. AMERICAN RADIOSURGERY, Inc.’s official US price list. This Exhibit may be updated from time to time by AMERICAN RADIOSURGERY, INC.

E:	Commission and Discount Schedule. This Exhibit lists the US the Licensee’s commissions and discounts. This Exhibit may be updated from time to time by AMERICAN RADIOSURGERY, INC.

F:	Quota: This Exhibit specifies the agreed sales quotas this Agreement is based upon. This Exhibit will be updated at the end of every Fiscal Year of AMERICAN RADIOSURGERY, INC. for the coming 12-month period.

G:	Sales Territory. This Exhibit may be updated from time to time by AMERICAN RADIOSURGERY, INC.

H:	Sales policy. This Exhibit may be updated from time to time by AMERICAN RADIOSURGERY, INC.

I:	Prohibited products

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EXHIBIT “A”

OEM CONTRACTS

•	the Rotating Gamma Center of Chicago and any transaction involving Dr. Mehta or any of their participants

•	University of Debrecen Hungary and any transaction involving Prof. Lazslo Bognar or any of their participants

•	the Rotating Gamma Institutes of Anaheim and San Diego or any transaction involving any of their participants

•	the Rotating Gamma Institute – Vietnam at Bach Mai University Hospital or any transaction involving any for their participants

EXHIBIT “B”

NATIONAL ACCOUNTS

Currently None.

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EXHIBIT “C” & “D”

PRODUCTS AND PRICE LIST

PRICES EFFECTIVE FOR 30 DAYS FROM DATE OF QUOTATION

Rotating Gamma System Vertex360™

Item	Part Number	Description	Quantity	Price
1.0	RGS-0001	RGS Vertex360TM Main System	Incl.
2.0	O-000003	Cobalt Source Standard Installation
3.0	D-000037	Electronic Control System
4.0	D-000038	Stereotactic Localization System
5.0	D-000039	Treatment Planning System **
6.0	D-000040	Support Materials
6.1		Installation Guide	Incl.
6.2		User Manual	Incl.
6.3		Qualification Certificate	Incl.
6.4		1 Week Training Course (2 persons at US facility)	Incl.
6.5		On-site User Training Instruction	Incl.
6.6		TPS User Manual	Incl.
7.0		Service and Warranty
7.1	D-000041	First Year Service Warranty and Customer Spare Parts Kit	Incl.
7.2	D-000043	Additional follow-on warranty to be sold by local Licensee with in cooperation with American Radiosurgery, Inc.*	1	*
8.0		Equipment Options
8.1	D-000045	Control Console Desk	Incl.
8.2	D-000046	Customer Selected Paint Scheme	Incl.
8.3	D-000047	Additional Customer Spare Parts Kit	Incl.
8.4	D-000048	Extended Spare Parts Kit	Incl.
8.5		MRI head frame	Incl.
8.6		MRI Adapter Bracket-specify MRI manufacturer	Incl.
8.7		Non-Metallic Leveler for MRI	Incl.
8.8		Automatic Head Positioner***	Incl
8.9	SW function	Active sector shield	Incl.
8.10	SW function	Active Intensity modulation	Incl.
8.11	SW function	Special home position for minimal room leakage	Incl.

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Package	Price

Rotating Gamma SystemTM, comprising: Items:

1.0, 2.0, 3.0, 4.0, 5.0, 6.0, 7.1,8.0 through 8.11

Maximal discounted RGS price for Turkey will be established dependent on possible sale site

Additional warranty price to be established

TOTAL PRICE

$2,800,000 – Price Varies Depending upon Individual Transaction

EXHIBIT “E”

COMMISSION AND DISCOUNT SCHEDULE

PAYMENT OF COMMISSION

the company will pay a commission of up to 10% on all sales accepted by the company for the country of the Licensee. Certain discounts mutually developed by the Licensee and the company may reduce the commission rate. the company and the Licensee will agree in writing as to the exact commission established prior to accepting any order from the customer of the Licensee.

EXHIBIT “F”

QUOTA

1 ROTATING GAMMA SYSTEM VERTEX360 or RGS ORBITER IN A ONE YEAR PERIOD BEGINNING JUNE OF 2019

EXHIBIT “G”

SALES TERRITORY*

World-Wide

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EXHIBIT “H”

SALES POLICY

the Sales Regions are divided as follows:

1	North America (United States and Canada, does not include Mexico) 2
2	Australia, New Zealand
3	Asia: (Japan, Korea, Taiwan, India, Including Middle East, Excluding China)
4	Europe
5	Latin America
6	Africa
7	Gulf States

Direct sales managers, employed at AMERICAN RADIOSURGERY, INC., independent sales representations or larger dealerships, cover these regions.

2 – Each Regional Manager or dealer or sales representation is required to submit a Sales Forecast for the next 3, 6 and 12 Months. This Forecast along with an associated expense budget is to be submitted quarterly to the sales department in San Diego.

3 – As it was indicated in previous correspondence, all travel; entertainment and other expenses are the responsibility of the Licensee. In certain circumstances, AMERICAN RADIOSURGERY, INC. may authorize travel by MCM GRUP LTD ST on behalf of AMERICAN RADIOSURGERY, INC. In these cases, AMERICAN RADIOSURGERY, INC. will reimburse all pre-approved travel expenses.

4 – All new Dealer/Agent contracts must be approved by headquarters in San Diego.

5 – the New Price List is effective FOR 2007 and should be the only common reference until revoked or superseded.

6 – A Commission Plan has been defined to provide the best possible incentive to the dedicated sales professional. the Plan is fair and is designed to reward sales in numbers, cash flow and profitability. the higher the benefit for the company, the higher the reward to the individual. the reward to the individual can increase progressively as AMERICAN RADIOSURGERY, INC. institutes progressive promotions.

EXHIBIT “I”

PROHIBITED PRODUCTS

the Manufacturer Licensee is expressly forbidden to represent the following products while under contract with AMERICAN RADIOSURGERY, INC.:

ANY COBALT RADIATION DEVICE, GAMMA KNIFE, PERFEXION, LINEAR ACCELERATOR OR ANY NEUROSURGICAL RADIOSURGERY DEVICE

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